Exhibit 19
INSIDER TRADING POLICY
PURPOSE
This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Howmet Aerospace Inc. (“Howmet Aerospace”). This Policy is intended to promote compliance with U.S. federal, state and foreign securities laws relating to insider trading and to protect Howmet Aerospace’s reputation for integrity and ethical conduct. Unlawful insider trading occurs when a person uses material nonpublic information, obtained through employment or other involvement with a company, to make decisions to trade that company’s securities or to provide that information to others to trade. In the United States and other countries, illegal insider trading violates laws that impose strict penalties upon both companies and individuals. Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (“SEC”), U.S. Attorneys, and state and foreign enforcement authorities. Cases have been successfully prosecuted against straightforward violations, as well as violations for trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
PERSONS SUBJECT TO THIS POLICY
This Policy applies to members of the Company’s Board of Directors (the “Board”) and officers and employees of Howmet Aerospace and its subsidiaries (collectively referred to as the “Company”). This Policy also applies to family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Howmet Aerospace securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade (collectively referred to as “Family Members”). This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Howmet Aerospace securities, and you should treat all such transactions, for the purposes of this Policy and applicable securities laws, as if the transactions were for your own account.
POLICY
A.No Trading on the Basis of, or Tipping of, Material Nonpublic Information
•You may not trade (defined below) in Howmet Aerospace securities (defined below) if you are aware of material nonpublic information (defined below) relating to the Company.
•You may not disclose material nonpublic information to others who might use it for trading or might pass it along to others. This practice, known as “tipping,” can result in the same penalties as trading even though you did not trade (and did not gain any benefit from another trader).
•In the course of working for the Company, if you learn of material nonpublic information about a company (1) with which the Company does business, such as the Company’s customers, suppliers and partners, or (2) that is involved in a potential transaction or business relationship with the Company, such as a merger or contract, you may not trade in that company’s securities.
•It is also the policy of the Company that the Company will not engage in transactions in Howmet Aerospace securities, except in compliance with applicable securities laws.
B.Other Prohibited Transactions
•No Short Sales or Derivative Transactions. You may not engage in short sales (a sale of securities which are not then owned) of Howmet Aerospace securities or in derivative or speculative transactions (such as a put or call option) in Howmet Aerospace securities.
•No Hedging. You may not purchase or use financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Howmet Aerospace securities.
•No Margin Accounts or Pledging. Directors and Section 16 Officers (defined below) are prohibited from holding Howmet Aerospace securities in margin accounts, pledging Howmet Aerospace securities as collateral.
C.Blackout Periods
Quarterly Blackout Periods. Trading in Howmet Aerospace securities by certain designated individuals is prohibited during the Company’s blackout periods. The Company has established four routine quarterly blackout periods (“Quarterly Blackout Periods”).

Begins on:	The 10th day of the third month of a quarter: March 10, June 10, September 10, December 10
Ends on:	Commencement of trading on the NYSE on the 2nd business day following the date of the Company’s public release of its quarterly earnings results
Who are subject to the Quarterly Blackout Periods?
•Directors, Section 16 Officers and other officers and assistant officers appointed by the Board
•Members of Howmet Aerospace’s Executive Leadership Team
•Employees involved in the preparation of financial statements, as determined by the Chief Financial Officer
•Other employees with access to material nonpublic information, as determined by the Company, including, but not limited to, senior members of the Finance, Legal, Investor Relations and Communications teams
•Family Members and Controlled Entities of the individuals listed above

Employees not otherwise subject to the Quarterly Blackout Periods are encouraged to refrain from trading Howmet Aerospace securities during the Quarterly Blackout Periods to avoid the appearance of improper trading.
Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees, in which case the Company may impose a blackout period (an “Event-Specific Blackout Period”) upon notice to those persons with knowledge of the event. The existence of an Event-Specific Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person.
D.Preclearance of Howmet Aerospace Securities Transactions
Even when a blackout period is not in effect, the individuals listed below are required to obtain preclearance before engaging in any transaction in Howmet Aerospace securities, including any gifts and stock option exercises.

Who are subject to preclearance?
•Directors, Section 16 Officers and other officers and assistant officers appointed by the Board
•Members of Howmet Aerospace’s Executive Leadership Team
•Family Members and Controlled Entities of the individuals listed above

Who authorizes preclearance?	•Chief Legal Officer and Secretary •Chief Securities and Governance Counsel
Preclearance process:
1.A request for preclearance to trade in Howmet Aerospace securities should be submitted at least one business day in advance of the proposed transaction.
2.The request should include confirmation that you (i) have reviewed this Policy and (ii) are not aware of any material nonpublic information about the Company.
3.If a proposed transaction receives preclearance, the transaction must be executed within five business days of receipt of preclearance unless an exception is granted or you become aware of material nonpublic information before the transaction is executed, in which case the preclearance will be deemed void and you should not proceed with the transaction.
4.Transactions not executed within the five-business-day time limit would again be subject to preclearance.
5.If preclearance is denied, you should refrain from initiating any transaction in Howmet Aerospace securities, and you should not inform any other person of the denial of preclearance.

Standing and limit orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans, as described below) create heightened risks for insider trading violations as there is no control over the timing of the purchases or sales that result from standing instructions to a broker. As a result, the broker may execute the transaction when you are in possession of material nonpublic information, which may result in unlawful insider trading. The Company therefore discourages placing standing or limit orders on Howmet Aerospace securities. If you must use a standing order or limit order, the order should be limited to a short duration and should otherwise comply with this Policy. Directors and Section 16 Officers must notify the Chief Legal Officer and Secretary prior to entering into any standing or limit orders.
E.Examples and Definitions
Transactions Covered. Examples of transactions in securities that are prohibited when in possession of material nonpublic information or, with respect to affected individuals as described above, during a blackout period include:
•Open market purchase or sale of Howmet Aerospace securities
•Purchase or sale of Howmet Aerospace securities through a broker
•Exercise of stock options in which all or a portion of the acquired stock is sold
•Election to participate in the dividend reinvestment plan or to modify your participation or contribution levels
Transactions Generally Not Covered. Examples of transactions that are generally not subject to this Policy’s trading restrictions include:
•Cash exercise of stock options, the vesting of restricted share units, or the withholding of shares by the Company or the delivery of previously owned shares to the Company to satisfy related tax withholding requirements, in each case in which no Howmet Aerospace stock is sold in the market
•Automatic reinvestment of dividends in Howmet Aerospace securities in the dividend reinvestment plan pursuant to a prior election
•Bona fide gifts of Howmet Aerospace securities unless the donor is aware of material nonpublic information and knows, or is reckless in not knowing, that the donee would sell the securities prior to public disclosure of the information
•Transactions in mutual funds that are invested in a broad portfolio of companies, including Howmet Aerospace securities
•Transactions that are executed pursuant to pre-approved Rule 10b5-1 plans, as described below
Definitions.
Material Nonpublic Information:
“Material information” generally means information that a reasonable investor would consider important in a decision to buy, sell or hold securities. Any information that could reasonably be expected to affect the price of the securities, whether it is positive or negative, is likely to be considered material. Depending on the circumstances, common examples of information that may be material include, but are not limited to:
•financial results;
•changes to previously announced earnings guidance and to the Company’s prospects;
•significant write-downs in assets of increases in reserves;
•significant changes in senior management or the Board of Directors;
•proposed major mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;
•extraordinary borrowings, liquidity or bankruptcy concerns or developments;
•changes in dividend policy, the declaration of a stock split, or an offering of additional securities;
•significant cybersecurity incidents, such as breach of or unauthorized access to information technology infrastructure and/or data;
•important business developments such as major raw material shortages, award or loss of a significant contract or significant plant closings; and

•institution of, or developments in, major litigation or government investigations.
There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. If information is not clearly immaterial or already public, you should always err on the side of deciding that information is material nonpublic information and not trade. If you are unsure whether information is material, you should consult the Chief Legal Officer and Secretary.
“Nonpublic information” means information that is not generally known or available to the public. For information to be considered public, there must be evidence that it has been widely disseminated to the marketplace (such as by a widely available press release or an SEC filing) and that the investing public has had time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until at least one full trading day has passed after it has been formally released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information. As with questions of materiality, if you are not sure whether information is considered public, you should consult with the Chief Legal Officer and Secretary.
“Section 16 Officer” is an individual designated by the Howmet Aerospace Board of Directors as an “officer” of Howmet Aerospace for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
“Securities” include stock (i.e., common or preferred), bonds, notes or debentures (including convertible debt securities), put and call options or other derivative securities and other marketable securities of any company.
“Trade” or “Trading” includes buying or selling securities, or offering to buy or sell securities, as well as writing options.
ADDITIONAL GUIDANCE
A.Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability if a person enters into a Rule 10b5-1 plan (a “10b5-1 plan”) for trading in Howmet Aerospace securities that meets the conditions specified in the rule.
In general, a 10b5-1 plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the securities to be traded, the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or Section 16 Officers, ends on the later of 90 days after the adoption of the 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or Section 16 Officers, 30 days following the adoption or modification of a 10b5-1 plan. A person may not enter into overlapping 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade 10b5-1 plan during any 12-month period (subject to certain exceptions).
Directors and Section 16 Officers must include a representation in their 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. The Company is required to publicly disclose in its Form 10-Q or Form 10-K certain material terms of any 10b5-1 trading plan adopted or terminated by a director or Section 16 Officer during the relevant quarter.
You may enter into a 10b5-1 plan only if the plan meets the requirements of Rule 10b5-1 and the plan is approved by the Chief Legal Officer and Secretary. Any contemplated 10b5-1 plan must be submitted for approval at least five business days prior to the entry into the plan.
B.Section 16
Directors and Section 16 Officers are required to file Section 16 reports. The Corporate Secretary’s Office will assist reporting persons in preparing and filing the required reports; however, reporting persons retain responsibility for the reports.

C.Form 144 Reports
Directors and certain Howmet Aerospace officers designated by the Board of Directors are required to file Form 144 before making an open market sale of Howmet Aerospace securities. Form 144 notifies the SEC of your intent to sell Howmet Aerospace securities. This form is generally prepared and filed by your broker and is in addition to the Section 16 reports filed on your behalf by the Corporate Secretary’s Office.
D.    Post-Termination Transactions
This Policy continues to apply to transactions in Howmet Aerospace securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Howmet Aerospace securities until that information has become public or is no longer material.
INDIVIDUAL RESPONSIBILITY AND CONSEQUENCES OF VIOLATION
You are responsible for abiding by this Policy and for ensuring that your Family Members and Controlled Entities comply with this Policy. In all cases, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with the individual, and any action on the part of the Company, the Chief Legal Officer and Secretary or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
Under federal securities laws, individuals who engage in illegal insider trading or tipping can be liable for substantial criminal and civil penalties, including (i) imprisonment for up to 20 years; (ii) criminal fines of up to $5 million; and (iii) civil penalties of up to 3 times the profits gained or losses avoided. In addition, violation of this Policy could result in Company-imposed disciplinary action up to and including termination of employment.
POLICY INTERPRETATION, UPDATES AND AMENDMENTS:
The Chief Legal Officer and Secretary is responsible for interpreting and updating this Policy as appropriate. In addition, the Chief Legal Officer and Secretary shall have the authority to adopt, approve and implement any immaterial or administrative amendments or modifications to this Policy. Any material amendment to this Policy must be approved by the Board of Directors of the Company.
ASSISTANCE
It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Chief Legal Officer and Secretary or the Chief Securities and Governance Counsel.
REPORTING SYSTEM
As with all policies of the Company, and as set forth in the Company’s Code of Conduct, all employees should feel comfortable speaking up if they see or suspect violations of this policy, and the Company provides many avenues for doing so, including by seeking assistance from the Legal Department, the Ethics and Compliance Organization or the Integrity Line. Moreover, as stated more fully in the Company’s Anti-Retaliation Policy, the Company strictly prohibits any form of retaliation against an employee who in good faith makes a complaint, raises a concern, provides information, or otherwise assists in an investigation or proceeding regarding any conduct that he or she reasonably believes to be in violation of this policy.